Exhibit 99.1

     INNOTRAC CORPORATION ANNOUNCES 2005 FOURTH QUARTER AND YEAR END RESULTS

     ATLANTA, April 3 /PRNewswire-FirstCall/ -- Innotrac Corporation (Nasdaq:
INOC) announced financial results today for the fourth quarter and fiscal year ended December 31, 2005. The Company reported revenues of $18.2 million for the quarter versus $20.9 million reported in the comparable period in 2004, a decrease of 13.0%. The decrease in revenue was primarily attributed to reduced volumes from our telecommunications and direct marketing clients, which was partially offset by an increase in volumes from our DSL business. In addition, we had a decrease in revenue from our retail/catalog clients as a result of the anticipated termination of services for Martha Stewart Living Omnimedia.

     For the year ended December 31, 2005, the Company reported revenues of $73.9 million compared to $78.3 million for the same period in 2004, a decrease of 5.7%. This decrease was primarily the result of reduced volumes from our telecommunications business, which was partially offset by increased volumes from our DSL business and an increase in revenues from our direct marketing and retail/catalog businesses. The increase in revenues from our direct marketing and retail/catalog businesses was the result of increased volumes and the addition of several new clients, reduced by the termination of services for Tactica International, Inc. and Martha Stewart Living Omnimedia.

     The Company reported a net loss of $3.0 million, or $0.24 per share, for the three months ended December 31, 2005, versus net income of $60,000, or breakeven on a per share basis, in the comparable period of 2004. For the year ended December 31, 2005, the Company reported a net loss of $4.7 million, or $0.38 per share compared to net income of $110,000, or $0.01 per share, for the same period in 2004. Contributing to the net loss for both the fourth quarter and the year was an additional accounts receivable provision of approximately $1.7 million recorded for Tactica in the fourth quarter. The Company is in the process of liquidating Tactica's inventory in order to pay down Tactica's receivable balance. The additional reserve was based on management's estimate of the net realizable value of the remaining Tactica inventory, which was reduced considerably in the fourth quarter as a result of buyers not materializing as initially indicated by a the third party independent appraiser and a continuing reduction in value of the merchandise. The Company produced $5.1 million in cash flows from operations for 2005.

     Conference Call
     Innotrac Corporation will hold a conference call to discuss this release this evening, April 3, 2006 at 5:00 PM Eastern Daylight Time. Investors can listen to the conference call live by dialing 1-877-569-0972 (Conference ID:
5561452) or by logging on to www.innotrac.com and clicking on "Webcasts and Presentations" in the "Company" section. The Webcast will be archived and available at the same Web address. Additionally, audio playback will be available at 1-800-642-1687 (Conference ID: 5561452).

     Innotrac
     Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands. The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and two call centers in six cities spanning all time zones across the continental United States. For more information about Innotrac, visit the Innotrac Web site, www.innotrac.com.

     Information contained in this press release, other than historical information, may be considered forward-looking in nature. Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac's ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac's 2005 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.

                              INNOTRAC CORPORATION
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                              Three Months Ended         Twelve Months Ended
                                                 December 31,               December 31,
                                                 (Unaudited)                 (Audited)
                                           ------------------------    ------------------------
                                              2005          2004          2005          2004
                                           ----------    ----------    ----------    ----------
Revenues                                   $   18,168    $   20,889    $   73,892    $   78,322
Cost of revenues                                9,329        11,254        37,656        37,925
Selling, general and
 administrative expenses                        9,047         8,472        34,978        34,579
Bad Debt Expense                                1,756          (245)        1,248           221
Depreciation and amortization                     973         1,297         4,524         5,202
    Total operating expenses                   21,105        20,778        78,406        77,927
Operating (loss) income                        (2,937)          111        (4,514)          395
    Interest expense                               27            51           154           285
        Total other expense                        27            51           154           285
(Loss) income before income taxes              (2,964)           60        (4,668)          110
    Income tax (benefit)                            -             -             -             -
Net (loss) income                          $   (2,964)   $       60    $   (4,668)   $      110

Earnings per share:
    Basic                                  $    (0.24)   $     0.01    $    (0.38)   $     0.01
    Diluted                                $    (0.24)   $     0.00    $    (0.38)   $     0.01

Weighted average shares outstanding:
    Basic                                      12,280        11,930        12,196        11,865
    Diluted                                    12,280        12,473        12,196        12,522

Note: These statements should be read in conjunction with the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2006.

                              INNOTRAC CORPORATION
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                           December 31,   December 31,
                                              2005           2004
                                            (Audited)      (Audited)
                                           ------------   ------------
                ASSETS
Current Assets:
    Cash                                   $      2,068   $      1,377
    Accounts receivable (net of
     allowance for doubtful accounts
     of $2,791 at December 31, 2005
     and $1,624 at December 31, 2004)            12,745         18,405
    Inventory                                     4,676          2,662
    Prepaid expenses and other                    1,383          1,986
        Total current assets                     20,872         24,430

Property and equipment, net                      10,754         12,499
Goodwill                                         25,169         25,169
Other assets, net                                 1,177          1,275

        Total assets                       $     57,972   $     63,373

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                       $      6,707   $      6,023
    Accrued expenses and other                    3,036          2,630
    Line of credit                                    -          3,063
        Total current liabilities                 9,743         11,716

Noncurrent Liabilities:
    Other non-current liabilities                 1,038          1,098
        Total noncurrent liabilities              1,038          1,098

        Total shareholders' equity               47,191         50,559

        Total liabilities and
         shareholders' equity              $     57,972   $     63,373

Note: These statements should be read in conjunction with the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2006.

                              INNOTRAC CORPORATION
                 Condensed Consolidated Statements of Cash Flows
                                 (in thousands)

                                              Three Months Ended          Twelve Months Ended
                                                 December 31,                 December 31,
                                                 (Unaudited)                   (Audited)
                                           ------------------------    ------------------------
                                              2005          2004          2005          2004
                                           ----------    ----------    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                          $   (2,964)   $       60    $   (4,668)   $      110
Adjustments to net loss:
   Depreciation and amortization                  973         1,297         4,524         5,202
   Provision for bad debts                      1,755          (245)        1,247           (72)
   Loss on disposal of fixed assets                28             -            40           106
   Amortization of deferred compensation            -            16             -            84
   Changes in working capital:
      Accounts receivable, gross               (1,654)       (1,104)        4,412        (2,651)
      Inventory                                  (545)        1,949        (2,014)        8,234
      Prepaid assets and other                    151           386           499        (1,304)
      Accounts payable, accrued
       expenses and other                       2,327          (625)        1,089           192
   Cash provided by operating activities           71         1,734         5,129         9,901

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                           (1,815)         (650)       (2,615)       (2,762)
   Cash used in investing activities           (1,815)         (650)       (2,615)       (2,762)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under
 line of credit                                     -        (1,285)       (3,063)       (8,740)
Payment of capital lease obligation                (5)          (18)          (58)          (82)
Loan fees paid                                     (2)            -            (2)          (15)
Exercise of employee stock options                 16           140         1,300         1,133
Stock reacquired to settle employee
 stock bonus withholding tax obligation             -             -             -          (286)
   Cash (used in) provided by
    financing activities                            9        (1,163)       (1,823)       (7,990)

Net increase (decrease) in cash                (1,735)          (79)          691          (851)
Cash, beginning of period                       3,803         1,456         1,377         2,228
Cash, end of period                        $    2,068    $    1,377    $    2,068    $    1,377

Note: These statements should be read in conjunction with the Company's Form 10-K filed with the Securities and Exchange on March 31, 2006.

SOURCE  Innotrac Corporation
    -0-                             04/03/2006
    /CONTACT: Christine Herren, Senior Director and Controller of Innotrac Corporation, +1-678-584-4115, or cherren@innotrac.com/
    /Web site:  http://www.innotrac.com/
    (INOC)